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                              BEI ELECTRONICS, INC.
                           One Post Street, Suite 2500
                             San Francisco, CA 94104

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 29, 1996

TO THE STOCKHOLDERS OF BEI ELECTRONICS, INC.:

         Notice Is Hereby Given that the Annual Meeting of Stockholders of BEI Electronics, Inc., a Delaware corporation (the "Company"), will be held on Thursday, February 29, 1996 at 1:30 p.m. local time, at BEI Systron Donner Inertial Division, 2700 Systron Drive, Concord, California, for the following purposes:

         1. To elect two directors to hold office until the 1999 Annual Meeting of Stockholders.

         2. To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for its fiscal year ending September 28, 1996.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on January 8, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors


                                        /s/ Robert R. Corr

                                        Robert R. Corr
                                        Corporate Secretary

San Francisco, California
January 24, 1996

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                              BEI ELECTRONICS, INC.
                           One Post Street, Suite 2500
                             San Francisco, CA 94104

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy is solicited on behalf of the Board of Directors of BEI Electronics, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 29, 1996, at 1:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at BEI Systron Donner Inertial Division, 2700 Systron Drive, Concord, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 24, 1996 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

         Only holders of record of Common Stock at the close of business on January 8, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 8, 1996, the Company had outstanding and entitled to vote 6,877,872 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, One Post Street, Suite 2500, San Francisco, California 94104, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Stockholder Proposals

         Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than September 26, 1996 in order to be included in the proxy statement and proxy relating to that annual meeting.

                                   Proposal 1

                              Election Of Directors

         The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and has qualified or until his earlier death, resignation or removal.

         The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 1996. The two nominees for election to this class, C. Joseph Giroir, Jr. and Gary D. Wrench, are directors of the Company who were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 1999 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

         Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 1999 Annual Meeting

C. Joseph Giroir, Jr.

         Mr. Giroir, age 56, served as Secretary of the Company from 1974 until February 1995 and has served as a director of the Company since 1978. He is currently a member of the law firm of Giroir & Gregory, a Professional Association. From 1965 to May 1988, Mr. Giroir was a member of Rose Law Firm, a Professional Association. Both law firms have rendered services to the Company. Mr. Giroir holds a B.A. and an L.L.B. from the University of Arkansas and an L.L.M. from Georgetown University.

Gary D. Wrench

         Mr. Wrench, age 62, has served as Senior Vice President and Chief Financial Officer of the Company since July 1993 and as a director of the Company since February 1986. He served as Vice President of the Company from April 1985 to July 1993, during which time he also served as President and Chief Executive Officer of Motion Systems Company, Inc., a wholly-owned subsidiary of the Company which was reorganized into BEI Sensors & Systems Company, Inc., a wholly-owned subsidiary of the Company ("Sensors and Systems"). He served as President of Wrench Consulting Group, an independent consulting firm, from 1984 to 1985. From 1978 until 1983, Mr. Wrench served as Chief Operating Officer of Kratos Incorporated, a measurement and control devices manufacturer. From 1958 through 1978, he held various management positions with Hughes Aircraft Company, serving most recently as President of Spectrolab, Inc., a Hughes subsidiary. Mr. Wrench holds a B.A. from Pomona College and an M.B.A. from the University of California, Los Angeles.

         The two candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 1997 Annual Meeting

Richard M. Brooks

         Mr. Brooks, age 67, has been a director of the Company since 1987. He is currently an independent financial consultant. From 1987 to 1990, Mr. Brooks served as President of SFA Management Corporation, the managing general partner of St. Francis Associates, an investment partnership. He currently serves as a director of Longs Drug Store Corporation, Granite Construction Incorporated and the Western Farm Credit Bank, a private company. Mr. Brooks holds a B.S. from Yale University and an M.B.A. from the University of California, Berkeley.

William G. Howard, Jr.

         Dr. Howard, age 54, has been a director of the Company since December 1992. Since 1990, he has been an independent consulting engineer in microelectronics and technology-based business planning. From 1987 to 1990, Dr. Howard served as Senior Fellow of the National Academy of Engineering and, prior to that time, held various technical and management positions with Motorola, Inc., most recently as Senior Vice President and Director of Research and Development. He is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science. Dr. Howard also serves as a director of Ramtron International Corporation, and Sandia Corporation, a wholly-owned subsidiary of Martin Marietta Corporation. Dr. Howard holds a B.E.E. and an M.S. from Cornell University and a Ph.D. in electrical engineering and computer sciences from the University of California, Berkeley.

Peter G. Paraskos

         Mr. Paraskos, age 67, has served as a director of the Company since 1990. He also served as President and Chief Executive Officer of the Company from July 1990 until his retirement on September 30, 1995, when he became a consultant to the Company. He also served as President and Chief Executive Officer of BEI Systron Donner Company, a wholly-owned subsidiary of the Company, from July 1990 to April 1994, when it was reorganized into Sensors & Systems. Mr. Paraskos joined the Company following the Company's acquisition of substantially all of the assets of four divisions of Systron Donner Corporation ("Systron Donner"), a manufacturer of avionics and aerospace sensors and subsystems. From 1986 to July 1990, Mr. Paraskos served as President and Chief Executive Officer of Systron Donner and served in positions as Executive Vice President and Chief Operating Officer and in general management of Systron Donner from 1983 to 1986. Mr. Paraskos holds two degrees in engineering from Columbia University and served in the Marine Corps as an infantry officer, fighter pilot and test pilot. He is a member of the Board of Nominations of the Aviation Hall of Fame and a life member of the Society of Experimental Test Pilots.

Directors Continuing in Office Until 1998 Annual Meeting

Charles Crocker

         Mr. Crocker, age 56, a founder of the Company, has served as Chairman of the Board of Directors of the Company since October 1974, and has served as President and Chief Executive Officer of the Company since October 1995. Mr. Crocker is currently President of Crocker Capital, an investment company, and served as President of a predecessor company, Crocker Capital Corporation, a Small Business Investment Company, from 1970 to 1985. He also served as a general partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Fiduciary Trust Company International, KeraVision, Inc., Superconductor Technologies Inc. and Pope & Talbot, Inc. Mr. Crocker holds a B.S. from Stanford University and an M.B.A. from the University of California, Berkeley.

George S. Brown

         Mr. Brown, age 74, a founder of the Company, has served as a director of the Company since 1974. Mr. Brown served as President and Chief Executive Officer of the Company from 1974 until his retirement from that position in 1990, when he became a consultant to the Company. Prior to co-founding the Company, Mr. Brown served from 1971 until 1974 as Executive Vice President and General Manager of Baldwin Electronics, Inc., a subsidiary of D.H. Baldwin Company and the predecessor of the Company. Mr. Brown holds a B.S.E.E. from the University of Oklahoma.

Board Committees and Meetings

         During the fiscal year ended September 30, 1995, the Board of Directors held four meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any committee performing a similar function.

         The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and to discuss the financial statements; recommends to the Board the independent accountants to be retained; receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and periodically reviews the results of the Company's internal audit program and responses by management. During fiscal 1995, the Audit Committee was composed of five directors: Mr. Brooks, Chairman of the Committee, and Messrs. Crocker, Howard, Giroir and Michael P.W. Stone, who passed away in May 1995. The Audit Committee met three times during fiscal 1995.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options and restricted stock to eligible executives, employees and consultants under the Company's stock option plans and restricted stock plan, administers the Company's employee stock purchase plan, stock option plans and restricted stock plan, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 1995, the Compensation Committee was composed of three non-employee directors: Mr. Brown, Chairman of the Committee, and Messrs. Brooks and Giroir. The Compensation Committee met one time during fiscal 1995.

         During fiscal 1995, all directors except Mr. Giroir attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served during the period for which he was a director or committee member. Mr. Giroir attended three of the four regular meetings of the Board and two of the three meetings of the Audit Committee.

                                   Proposal 2

           Ratification Of Selection Of Independent Public Accountants

         The Board of Directors has selected Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 28, 1996. Ernst & Young LLP (including its predecessor, Ernst & Whinney) has audited the Company's financial statements since 1975. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 28, 1996.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of January 8, 1996 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table and employed by the Company in that capacity on January 8, 1996; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                       Beneficial Ownership(1)
                                                       -----------------------
                                                      Number of       Percent of
                 Beneficial Owner                      Shares          Total(2)
--------------------------------------------------    ---------       ----------
Mr. Charles Crocker(3)............................    1,557,904         22.7%
        One Post Street
        Suite 2500
        San Francisco, CA
Michael N. Taglich(4).............................      789,913         11.5%
        100 Wall Street
        New York, NY
Brinson Partners, Inc.(5).........................      627,100          9.1%
        209 S. LaSalle Street
        Chicago, IL
So Gen International Fund, Inc.(6)................      412,300          6.0%
        1221 Avenue of the Americas
        8th Floor
        New York, NY 10020
Kennedy Capital Management........................      374,000          5.4%
        425 N. New Ballas Road
        Suite 181
        St. Louis, MO
Dimensional Fund Advisors, Inc.(7)................      347,400          5.1%
        1299 Ocean Avenue
        Penthouse
        Santa Monica, CA 90402-1005
Mr. Richard M. Brooks(8)..........................       10,000           *
Mr. George S. Brown(8)(9).........................      130,752          1.9%
Mr. Robert R. Corr(8)(10).........................       28,200           *
Mr. C. Joseph Giroir, Jr.(8)......................       10,000           *
Dr. William G. Howard, Jr(8)......................            0           *
Mr. Peter G. Paraskos(8)(11)......................       96,603          1.4%
Dr. Lawrence A. Wan(8)............................       34,250           *
Mr. Gary D. Wrench(8).............................      114,419          1.6%
All executive officers and directors
    as a group (9 persons)(12)                        1,982,128         27.7%
                                                      ---------
----------

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the Securities and Exchange Commission (the
         "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 6,877,872 shares outstanding on January 8, 1996, adjusted as required by rules promulgated by the Commission. Outstanding shares do not include 2,440,372 shares held as Treasury Stock as of January 8, 1996.

(3) Includes 400,000 shares held by Charles Crocker as trustee for his adult children, as to which Mr. Crocker disclaims beneficial ownership. Also includes 54,936 shares held in a trust of which Mr. Crocker is beneficiary and sole trustee. Mr. Crocker, acting alone, has the power to vote and dispose of the shares in each of these trusts.

(4) Represents 13,050 shares held by Michael N. Taglich, who has the sole power to vote and dispose of such shares, and 776,853 shares held by Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated with respect to which Mr. Taglich shares power to vote and dispose.

(5) Represents shares held by Brinson Partners, Inc. ("Partners") which has the sole power to vote and dispose of the shares held by it and shares held by Brinson Trust Company ("Trust") which has the sole power to vote and dispose of the shares held by it. Trust is a wholly-owned subsidiary of Partners which is a wholly-owned subsidiary of Brinson Holdings, Inc. ("Holdings"). Holdings may be deemed to share the power to vote and dispose of all shares held by Partners and Trust, and Partners may be deemed to share the power to vote and dispose of all shares held by itself or Trust. Therefore, both Holdings and Partners each may be deemed a beneficial owner of all the shares held by Partners and Trust.

(6) So Gen International Fund, Inc. shares with Societe Generale Asset Management Corp. the power to vote and dispose of all shares held by it.

(7) Represents shares held by Dimensional Fund Advisors, Inc., DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company. Officers of Dimensional Fund Advisors, Inc. have sole power to vote and dispose of shares beneficially owned by it, including shares held by DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company.

(8) Includes shares which certain officers and directors have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Brooks, 10,000 shares; Mr. Brown, 69,624 shares; Mr. Corr, 16,000 shares; Mr. Giroir, 10,000 shares; Mr. Paraskos, 55,234 shares; Dr. Wan, 20,000 shares; Mr. Wrench, 92,000 shares; and all executive officers and directors as a group, 272,858 shares. Also includes shares which certain officers and directors have the right to vote pursuant to unvested portions of restricted stock awards as follows: Mr. Corr, 8,140 shares; Mr. Paraskos, 21,369 shares; Dr. Wan, 11,041 shares; Mr. Wrench, 13,506 shares; and all executive officers and directors as a group, 54,056 shares.

(9) Includes 61,128 shares held in a revocable trust of which Mr. Brown and his wife, Mildred S. Brown, are beneficiaries and sole trustees. Mr. and Mrs. Brown, acting alone, each has the power to vote and dispose of such shares.

(10) Includes 1,200 shares held in joint tenancy by Mr. Corr and his wife Wendy A. Corr. Mr. and Mrs. Corr have shared power to vote and dispose of such shares.

(11) Includes 20,000 shares held jointly by Mr. Paraskos and his wife, Mary Paraskos. Mr. and Mrs. Paraskos have shared power to vote and dispose of such shares.

(12)     Includes the shares described in the Notes above.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1995, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

Compensation of Directors

         During fiscal 1995, each non-employee director of the Company received a monthly fee of $1,000, with the exception of George Brown (who serves as a consultant to the Company). Each non-employee director of the Company received a fee of $500 for each Board meeting attended and for each committee meeting attended by committee members and a fee of $250 for each telephone conference Board meeting in which such director participated. In the fiscal year ended September 30, 1995, the total compensation paid to non-employee directors for services as directors was $48,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

         Mr. Brown provides consulting services to the Company pursuant to an agreement under which he is paid a retainer of $3,000 per month and a fee of $750 per day of service. In the fiscal year ended September 30, 1995, the Company paid Mr. Brown $48,375 under the agreement.

         Dr. Howard provides consulting services to the Company pursuant to an agreement under which he is paid $1,000 per day of service in addition to his monthly fee of $1,000. In the fiscal year ended September 30, 1995, the Company paid Dr. Howard $9,000 under the agreement.

         On September 30, 1995, the Company and Mr. Paraskos entered into a consulting agreement pursuant to which Mr. Paraskos will receive, for consulting services provided to the Company, $8,333.33 per month for a term of one-year.

Compensation of Executive Officers

                             Summary of Compensation

         The following table shows, for the fiscal years ended September 30, 1995, October 1, 1994 and October 2, 1993, compensation awarded or paid to or earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers for fiscal 1995 (the "Named Executive Officers"):

                           Summary Compensation Table

                                                                         Long Term
                                                    Annual             Compensation
                                                 Compensation(1)          Awards
                                            ------------------------   -------------
                                                                        Restricted
                                                                          Stock          All Other
               Name and                            Salary(2)   Bonus   Awards(3)(4)   Compensation(5)
          Principal Position                Year      ($)       ($)         ($)            ($)
---------------------------------------     ----   ---------   -----   -------------   ------------
Mr. Peter G. Paraskos(6)...............     1995   198,038      0            0           14,878
        President and                       1994   342,150      0            0           14,372
        Chief Executive Officer             1993   342,150      0            0           12,990
                                                                0            0
Mr. Gary D. Wrench(7)..................     1995   264,000      0            0            4,223
        Senior Vice President and           1994   246,000      0            0            5,314
        Chief Financial Officer             1993   228,000      0            0            4,435

Mr. Charles Crocker....................     1995   195,150      0            0            3,240
        Chairman of the Board               1994   195,150      0            0            3,830
                                            1993   195,150      0            0            4,068

Dr. Lawrence A. Wan ...................     1995   182,100    45,000      15,000          6,920
        Vice President,                     1994   187,100      0         10,247          6,631
        Corporate Technology                1993   182,100    15,000         0            3,537

Mr. Robert R. Corr.....................     1995   139,600    12,000       7,875          3,635
        Treasurer and Controller            1994   132,600     8,000       6,958          3,235
                                            1993   124,875    15,000      18,125          2,842

----------

(1) As permitted by rules promulgated by the Commission, no amounts are shown for "Other Annual Compensation" because no Named Executive Officer received "perquisites" in an amount exceeding the lesser of 10% of bonus plus salary or $50,000.

(2) Includes annual cash payments designated as automobile allowances, which did not exceed $11,400 for any individual in any year; also includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's Retirement Savings Plan.

(3) Represents the dollar value of shares awarded, calculated by multiplying the market value based on the closing sales price on the date of grant by the number of shares awarded. At September 30, 1995, the aggregate holdings and value (based on the closing sales price at fiscal year end 1995 of the Company's Common Stock as reported on the Nasdaq National Market multiplied by the number of shares held) of restricted stock of the Named Executive Officers was as follows: Peter
         G. Paraskos, 20,669 shares, valued at $149,850; Gary D. Wrench, 10,919 shares, valued at $79,163; Lawrence A. Wan, 10,250 shares, valued at $74,313; Robert Corr, 9,000 shares, valued at $65,250. The restrictions on awards of restricted stock lapse with respect to 15% of the total number of shares per year on the first, second, third, fourth and fifth anniversaries of the date of grant and with respect to the remaining shares subject to such award on the sixth anniversary of the date of grant. Dividends are paid on shares of restricted stock when, as and if the Board declares dividends on the Common Stock of the Company.

(4) During the past three fiscal years, the Company did not grant any stock options or issue any stock appreciation rights to any Named Executive Officer.

(5)      Includes $2,852, $2,655, $2,150, $2,796 and $2,854 paid in fiscal 1995,
         $1,826,  $3,936,  $2,602,  $2,790  and $2,471  paid in fiscal  1994 and
         $4,390,  $3,319, $795, $2,978 and $2,143 paid in fiscal 1993 to Messrs.
         Paraskos, Wrench, Crocker, Wan and Corr, respectively, as a normal contribution pursuant to the Company's Retirement Savings Plan. The remaining sum for each Named Executive Officer is attributable to premiums paid by the Company for group term life insurance.

(6) Mr. Paraskos served as President and Chief Executive Officer during fiscal 1995, after which he retired from such positions.

(7) Mr. Wrench has served as Senior Vice President and Chief Financial Officer of the Company since July 1993. Mr. Wrench served as Vice President of the Company from 1985 to July 1993.

                        Stock Option Grants and Exercises

The Company grants options to its executive officers and key employees under its 1987 Incentive Stock Option Plan (the "1987 Plan") and 1987 Supplemental Stock Option Plan (the "Supplemental Plan") (collectively, the "Option Plans"). As of January 8, 1996, options to purchase a total of 638,395 shares had been granted and were outstanding under the Option Plans and options to purchase 344,975 shares remained available for grant thereunder. During the fiscal year ended September 30, 1995, there were no stock options granted to the Named Executive Officers. The Company has not issued any stock appreciation rights. The following table shows, for fiscal 1995, certain information regarding options exercised, and held at year end, by the Named Executive Officers.

  Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values(1)

                           Number of Securities     Value of Unexercised In-the-
                          Underlying Unexercised         Money Options at
                          Options at FY-End (#)             FY-End ($)
Name                   Execisable/Unexercisable(2)  Exercisable/Unexercisable(3)
                       ---------------------------  ----------------------------
Mr. Paraskos..........         55,234  /  0              $241,373  /  0
Mr. Wrench............         96,000  /  0              $293,500  /  0
Mr. Crocker...........              0  /  0                     0  /  0
Dr. Wan...............         20,000  /  0               $87,400  /  0
Mr. Corr..............         16,000  /  0               $32,500  /  0
----------

(1) Mr. Paraskos exercised an option to purchase 100 shares of the Common Stock. None of the other Named Executive Officers exercised any stock options.

(2)      Includes both "in-the-money" and "out-of-the-money" options.

(3) The fair market value of the underlying shares on the last day of the fiscal year less the exercise price.

                              Employment Agreements

         The employment arrangements between the Company and Mr. Wrench, Senior Vice President, Chief Financial Officer and a director of the Company, provide that if Mr. Wrench is terminated by the Company, he will receive from the Company his then full-time current salary for twelve months after such termination.

           Compensation Committee Interlocks and Insider Participation

         As noted above, the Compensation Committee consists of Messrs. Brown, Brooks and Giroir. Mr. Brown retired in July 1990 as President of the Company and continues to serve as a consultant to the Company. Mr. Giroir served as Corporate Secretary of the Company until February 1995 for which he received no compensation in addition to that received as director's fees.

         Report of the Compensation Committee of the Board of Directors
                          on Executive Compensation(1)

         The Compensation Committee is composed of three non-employee directors. The Committee is responsible for, among other things, setting the compensation of executive officers, including any stock-based awards to such individuals under the Company's 1987 Plan, Supplemental Plan and 1992 Restricted Stock Plan (collectively, the "Plans"). The current members of the Committee are Messrs. Brown, Brooks and Giroir. Mr. Brown retired in July 1990 as President of the Company and continues to serve as a consultant to the Company.

         The Committee seeks to compensate executive officers in a manner designed to achieve the primary goal of the Company's stockholders: increased stockholder value. In furtherance of this goal, the Committee determines a compensation package that takes into account both competitive and performance factors. Annual compensation of Company executives is comprised of salary and bonus, an approach consistent with the compensation programs of most electronics companies. A substantial portion of the cash compensation of each executive officer is contingent upon the Company's performance. Bonuses, therefore, may be substantial, may vary significantly for an individual from year to year, and may vary significantly among the executive officers. Another significant component of compensation of executive officers is restricted stock grants which vest at approximately 15% per annum over a six year period. In the past, incentive stock options also were a significant part of the compensation of some of the executive officers.

         The Committee determined salaries for fiscal 1995 in November 1994 for all executive officers. In adjusting the base salary of the executive officers, the Compensation Committee examines both competitive and qualitative factors relating to corporate and individual performance. In connection with its examination of competitive factors, the Committee reviewed an independent survey of base salaries paid by other electronics companies of comparable size. In many instances, assessment of qualitative factors necessarily involves a subjective assessment by the Committee. In determining salary adjustments for executive officers (other than Mr. Paraskos) for fiscal 1995, the Committee relied primarily on the evaluation and recommendations of Mr. Crocker and Mr. Paraskos of each officer's responsibilities for fiscal 1995 and performance during fiscal 1994. For fiscal 1995, the Committee increased the base compensation of Mr. Corr by 5.3% and Mr. Wrench by 7.3%. Based on the Committee's review of competitive factors and performance, the base compensation for the remaining executive officers was not increased.

         The Company has a Management Incentive Bonus Plan under which members of management are eligible to receive cash bonuses based on the achievement of specific operating results established at the beginning of the fiscal year. In November 1995, the Committee evaluated operating results for fiscal 1995 against the established targets. Because such targets had not been achieved, the Committee determined not to award any management incentive bonuses to executive officers with respect to fiscal 1995. However, the Committee did award a special performance bonus, outside of the Management Incentive Bonus Plan, of $12,000 to Mr. Corr and $45,000 to Dr. Wan for their individual achievements during fiscal 1995.

         The  Company  uses  the  Plans  to  further   align  the  interests  of
stockholders and management by creating common incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of a restricted stock award or an option to be granted to an executive officer, the Committee takes into account the officer's position, level of responsibility within the Company, the officer's existing equity holdings, the potential reward to the officer if the stock price appreciates in the public market, the incentives to retain the officer's services to the Company, the competitiveness of the officer's overall compensation arrangements and the performance of the officer. Based on a review of this mix of factors, during fiscal 1995 the Committee made no grants of stock options to any executive officers, but awarded, in November 1995, restricted stock grants to Mr. Wrench (7,500 shares), Dr. Wan (4,000 shares) and Mr. Corr (2,000 shares). In connection with his retirement, Mr. Paraskos was granted a restricted stock award of 10,000 shares of Common Stock.

         In fiscal 1995, Mr. Paraskos made a voluntary decision to reduce his salary by approximately 40% in anticipation of his future retirement. In general, the factors used in determining whether Mr. Paraskos receives an option or a restricted stock award are similar to those applied to other executive officers with a particular focus on consistent, positive long-term performance of the Company. In light of the performance of the Company during fiscal 1994, Mr. Paraskos did not receive a restricted stock award or an option for such period. As noted above, neither Mr. Paraskos nor any other executive officer received a management incentive bonus with respect to fiscal 1995.

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation."

George S. Brown               Richard M. Brooks            C. Joseph Giroir, Jr.
----------

(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                      Performance Measurement Comparison(1)

         The following graph shows the value of an investment of $100 on September 28, 1990 in cash of (i) the Company's Common Stock, (ii) the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (iii) the CRSP Total Return Industry Index for Nasdaq Non-Financial Companies. All values assume reinvestment of the full amount of all dividends and are calculated as of the last trading day of the applicable fiscal year of the Company(2):

           Comparison of 5 Year Cumulative Total Return on Investment

(The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T)

--------------------------------------------------------------------------------
                              1990     1991     1992     1993     1994     1995
--------------------------------------------------------------------------------
BEI Electronics, Inc.       $100.00  $125.80  $105.50  $119.30   $73.30  $107.70
--------------------------------------------------------------------------------
NASDAQ U.S. Companies       $100.00  $156.60  $172.80  $230.90  $232.90  $321.40
--------------------------------------------------------------------------------
NASDAQ Non-Financial
  Companies                 $100.00  $155.90  $161.60  $215.80  $214.60  $295.80
--------------------------------------------------------------------------------

 ----------

(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)      Fiscal year ending on the Saturday nearest September 30.

                              CERTAIN TRANSACTIONS

         The Company's By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by Delaware law. Under the Company's By-Laws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The By-Laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

         Pursuant to his employment agreement, Mr. Paraskos will continue to be covered under the Company's medical benefits plan and will receive certain other benefits from the Company not to exceed $3,000 annually.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors


/s/ Robert R. Corr

Robert R. Corr
Corporate Secretary

January 24, 1996

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1995 is available without charge upon written request to: Investor Relations, BEI Electronics, Inc., One Post Street, Suite 2500, San Francisco, CA 94104.

                                   APPENDIX A
                                 FORM OF PROXY


                                     [LOGO]

                             BEI ELECTRONICS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 29, 1996

         The undersigned hereby appoints Charles Crocker and Gary D. Wrench, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BEI Electronics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of BEI Electronics, Inc. to be held at BEI Systron Donner Inertial Division at 2700 Systron Drive, Concord, California on Thursday, February 29, 1996 at 1:30 p.m., local time, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

       (Continued, and to be marked, dated and signed, on the other side)

                                                            /X/ Please mark
                                                                 your votes
                                                                  as this.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.
                         WITHHOLD
Proposal 1:          FOR  FOR ALL     Proposal 2:        FOR  AGAINST  ABSTAIN
To elect two         / /   / /        To ratify the      / /    / /      / /
directors to hold                     selection of
office until the 1999 Annual          Ernst & Young LLP as independent public
Meeting of Stockholders.              accountants of the Company for its fiscal
                                      year ending September 28, 1996.
Nominees: C. Joseph Giroir, Jr.
and Gary D. Wrench.
To withhold authority to vote for     Please sign exactly as your name appears
any nominee(s) write such             hereon. If the stock is registered in the
nominee(s); name(s) below.            names of two or more persons, each should
                                      sign. Executors, administrators, trustees,
---------------------------------     guardians and attorneys-in-fact should add
                                      their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                                      I PLAN TO ATTEND THE MEETING         / /

                                          COMMENTS/ADDRESS CHANGE
                                      Please mark this box if you have     / /
                                      written comments/address change
                                           on the reverse side.

Signature(s)                                                     Date
            ---------------------------------------------------      -----------
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.